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                                                                  EXHIBIT 7.4

                             JOINT FILING AGREEMENT

     This Joint Filing Agreement (this "Agreement") is made and entered into by and among Cadell S. Liedtke, Michael J. Grella and Henry G. Musselman (collectively, the "Reporting Persons"), with reference to the following facts:

     WHEREAS, each of the Reporting Persons beneficially own, as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, in excess of five percent (5%) of the issued and outstanding shares of common stock, $.10 par value, of Costilla Energy, Inc.

     WHEREAS, due to such stock ownership, each of the Reporting Persons is required to file a Schedule 13D with the Securities and Exchange Commission.

     WHEREAS, the Reporting Persons have determined that it would be most efficient and provide the clearest disclosure if the Reporting Persons file a joint statement on Schedule 13D as allowed by Rule 13d-1(f).

     NOW, THEREFORE, each of the Reporting Persons hereby agrees to join with the other Reporting Persons in the preparation and filing of a joint statement on Schedule 13D, and join in the preparation and filing of such amendments to that schedule as may be required under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

     EXECUTED as of the 15th day of October, 1996.

October 15, 1996                    /s/ Cadell S. Liedtke
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     Date                           Cadell S. Liedtke



October 15, 1996                    /s/ Michael J. Grella
----------------                    ----------------------------
     Date                           Michael J. Grella


October 15, 1996                    /s/ Henry G. Musselman
----------------                    ----------------------------
     Date                           Henry G. Musselman